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                              EXHIBIT 23.1



                    Independent Auditors' Consent



The Plan Administrator
Victoria Financial Corporation 401(K) Plan:

We consent to the incorporation by reference in the Registration Statement No. 333-50935 on Form S-8 of the Victoria Financial Corporation 401(k) Plan of our report dated June 11, 1999, relating to the statement of net assets available for benefits, with fund information, as of December 31, 1998 of the Victoria Financial Corporation 401(k) Plan, and the related statement of changes in net assets available for benefits, with fund information, for the year then ended, which report appears in the Form 11-K for the Victoria Financial Corporation.


                                   /s/ KPMG LLP
                                       --------
                                       KPMG LLP
Columbus, Ohio
July 6, 1999